EXHIBIT 99.1

Stock Yards Bancorp Reports Second Quarter Earnings

Second Quarter Highlighted by the Completed Acquisition of Kentucky Bancshares Along With Solid Organic Loan Growth and Record Levels of Non-Interest Income

LOUISVILLE, Ky., July 28, 2021 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, Central and Eastern Kentucky, as well as the Indianapolis and Cincinnati metropolitan markets, today reported earnings for the second quarter ended June 30, 2021. Net income for the second quarter was $4.2 million, or $0.17 per diluted share, reflecting $18.1 million in merger expenses and $7.4 million in merger related credit loss expense for the quarter. This compares to net income of $13.4 million, or $0.59 per diluted share, for the second quarter of 2020. The results for the second quarter of 2021 also included strong organic loan growth and record levels of non-interest income highlighted by wealth management and trust along with card income and treasury management fees.

(dollar amounts in thousands, except per share data)	2Q21	1Q21	2Q20
Net interest income	$41,584	$37,825	$33,528
Provision for credit loss expense(6)	4,147	(1,475)	7,025
Non-interest income	15,788	13,844	12,622
Non-interest expenses	48,177	24,973	23,409
Income before income tax expense	5,048	28,171	15,716
Income tax expense	864	5,461	2,348
Net income	$4,184	$22,710	$13,368
Net income per share, diluted	$0.17	$0.99	$0.59
Net interest margin	3.36%	3.39%	3.27%
Efficiency ratio(4)	83.86%	48.29%	50.67%
Tangible common equity to tangible assets(1)	8.57%	8.97%	9.39%
Annualized return on average equity(7)	3.25%	20.71%	12.90%
Annualized return on average assets(7)	0.32%	1.96%	1.25%

“The highlight of the second quarter was completing the acquisition of Kentucky Bancshares,” said James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. “The merger added $1.3 billion in assets, $742 million in loans, and $1.0 billion in total deposits to our quarter end balances, and is already having an impact on our operating results, increasing the scale and reach of the Company and providing tremendous opportunity for future revenue growth. This strategic combination enhances our entry into the attractive Central and Eastern Kentucky markets, including the Lexington MSA, Kentucky’s second largest market. While costs associated with the merger impacted second quarter earnings, we believe that the majority of merger related expenses are behind us.”

“We are on track for our system conversion scheduled for August,” Hillebrand continued. “Although additional work remains to complete the full integration of the two companies and realize the expected operating synergies, we are exceptionally pleased with the progress we have made through the dedicated efforts of our employees and expect that, similar to our two prior acquisitions, the acquisition of Kentucky Bancshares will result in significant benefits to our expanding group of clients, communities, employees and shareholders.”

With the completion of the Kentucky Bancshares acquisition, at June 30, 2021, the Company had $6.1 billion in assets, $4.2 billion in net loans and $5.3 billion in total deposits. The combined enterprise, with 63 branch offices, has and will continue to benefit from a diversified geographic footprint with significant growth opportunities.

Another key activity for the first half of 2021 related to the additional COVID-19 stimulus relief, which was signed into law in late 2020, and allowed for a second round of PPP funding through early May. “Consistent with the first round, our team of lenders rose to the challenge. Our participation in the second round of PPP once again stood out in our markets – driving PPP loan originations over $900 million in total. Our expertise and ultimate success in helping our customers not only allowed us to close over 2,100 loans with total originations in excess of $260 million for the second round, but also added new client relationships with strong future growth opportunities,” said Hillebrand.

“Due to further economic forecast improvements, updates to our modeling and continued solid performance of the loan portfolio during the current quarter, we recorded a net benefit of $2.7 million to provision for credit losses for legacy Stock Yards loan portfolio, excluding loans acquired from Kentucky Bancshares. This compares to $5.6 million in credit loss expense for loans in the second quarter a year ago. Additionally, in accordance with CECL, we added an additional $7.4 million in merger related credit loss expense associated with the non-Purchase Credit Deteriorated Kentucky Bancshares loans we acquired, bringing our total allowance for credit losses on loans to $59 million. We feel that we are well-positioned for future growth, having established credit loan loss reserves to total loans (excluding PPP loans), of 1.55%(2) at June 30, 2021,” said Hillebrand.

Additional key factors impacting the second quarter of 2021 results included:

  Loan growth within the legacy Stock Yards portfolio, excluding loans acquired from Kentucky Bancshares and PPP loans, totaled $81 million, or 3%, compared to the first quarter of 2021 and $269 million, or 10%, compared to the second quarter a year ago.
  Average legacy Stock Yards loan balance growth totaled $109 million compared to the first quarter of 2021 and $220 million compared to the second quarter a year ago.
  Despite ongoing loan yield contraction, net interest income increased $8.1 million, or 24%, boosted by $6.9 million in PPP income, the aforementioned organic loan growth and a $1.5 million decline in funding costs.
  Driven by a 20 basis point benefit from PPP loans, net interest margin (NIM) expanded nine basis points to 3.36% compared to the second quarter a year ago. Excluding the PPP benefit, NIM continued to be negatively impacted by loan yield contraction accompanied with significant ongoing excess balance sheet liquidity.
  Net provision for credit losses totaled $4.1 million in the second quarter of 2021 versus $7.0 million in the second quarter of 2020. Included in these totals, credit loss reserves for off-balance sheet credit exposures reflected a net reduction of $550,000 for the second quarter of 2021 compared to net build of $1.5 million for the second quarter of 2020.
  Non-interest income increased 25% over the second quarter of 2020, reflecting record debit/credit card income and record treasury management fees. Significant growth in assets under management and strong market performance served to elevate wealth management and trust services income to a record quarter. Deposit service charges increased 54% due largely to the impact of the pandemic to the prior period.

Results of Operations – Second Quarter 2021 Compared with Second Quarter 2020

Net interest income – the Company’s largest source of revenue – increased $8.1 million, or 24%, to $41.6 million, driven primarily by PPP loan fees and a significant decline in cost of funds.

  Total interest income rose $6.6 million, or 18%, to $43.1 million, primarily due to an increase in interest income on loans resulting from strong PPP income, partly offset by continued yield contraction.
  With regard to the first round of PPP lending, as of June 30, 2021 approximately 82% of total loan originations (in terms of dollars) had been forgiven by the SBA and another 10% have been submitted for forgiveness. With regard to fee income, approximately 95% of the $19.6 million in fee income received has been recognized life to date.
  The second round of PPP expired on May 5, 2021. The Bank has received $12.3 million in fees that will be recognized over the earlier of 5 years or at loan forgiveness. As second round borrowers are not required to make payments for 16 months, it is probable that a significant portion of the borrowing base will seek forgiveness in early to mid-2022.
  Interest expense declined 49%, to $1.5 million. Interest expense on deposits decreased $1.2 million, or 45%, as the cost of interest bearing deposits declined to 0.19% in the second quarter of 2021 from 0.42% in the second quarter a year ago. While average interest bearing deposit balances surged $555 million, or 22%, the Company significantly benefited from the strategic lowering of stated deposit rates in 2019 and early 2020 in tandem with the Federal Reserve’s short-term interest rate moves and the corresponding lowering of CD offering rates.
  NIM increased nine basis points to 3.36% for the second quarter of 2021 from 3.27% for the second quarter a year ago. During the quarter, forgiveness within the PPP loan portfolio and related fee income recognition had a 20 basis point positive impact to NIM. NIM continues to be negatively impacted by loan yield contraction and significant ongoing excess balance sheet liquidity which represented an 18 basis point negative impact.

The Company recorded a net $4.1 million provision to credit loss expense during the second quarter of 2021, which included a $2.7 million benefit to provision for credit losses for legacy Stock Yards loans and a $7.4 million provision for credit losses for acquired loans. In addition, during the second quarter of 2021 the Company recorded a $550,000 net benefit to provision for credit losses for off-balance sheet exposures consistent with improvement in underlying CECL model factors.

Non-interest income increased $3.2 million, or 25%, to $15.8 million.

  Wealth management and trust income totaled a record $6.9 million for the second quarter of 2021, increasing $1.1 million, or 20%, over the second quarter a year ago. Record net new business growth, significant growth in assets under management and record market performance served to elevate asset-based fees and boost income.
  Retail deposit service charges increased $433,000, or 54%, compared to the second quarter a year ago, a period severely impacted by the pandemic.
  Debit/credit card income increased $1.2 million, or 59%, over the second quarter of 2020. Growth trends in both portfolios remain positive, as card income benefitted significantly from continued increases in economic activity with consumers and businesses increasing their spending activities.
  Treasury management fees increased by $481,000, or 39%, driven by increased transaction volume, new product sales and customer base expansion. In addition, calling efforts to existing customers have led to significant increases in online services, reporting, ACH origination, remote deposit and fraud mitigation services.
  Mortgage banking revenue was $1.3 million for the second quarter of 2021. Home purchase and refinance application volume remained steady throughout the quarter.

Non-interest expenses increased $24.8 million, to $48.2 million, with $20.4 million of the increase associated with the Kentucky Bancshares merger.

  Compensation expense increased $3.9 million, or 33%, primarily due to the increase in full time equivalent employees. Full time equivalent employees increased from 620 at June 30, 2020 to 823 at June 30, 2021, as the Bank added 189 associates in connection with the Kentucky Bancshares acquisition, contributing $973,000 to the total compensation increase. Additional incentive compensation of $2.1 million was accrued in the second quarter of 2021 consistent with the Company’s operating performance.
  Employee benefits increased $496,000, or 17%, primarily due to elevated 401(k) and payroll tax expenses associated with the above mentioned increase in full time equivalent employees.
  Net occupancy and equipment expenses increased $207,000, or 10%, as 19 branches were added in the current quarter acquisition.
  Technology and communication expense for the second quarter of 2021 increased $671,000, or 34%, consistent with expanded data storage and increased expenses related to the third quarter 2020 switch to a hosted core system. Additional technology expense of $307,000 was added related to the acquisition during the quarter, mostly attributable to the running of separate core banking systems until the third quarter conversion.
  Card processing expense increased $373,000, or 62%, consistent with the income trend noted above.
  Marketing and business development expense, which includes all costs associated with promoting the Bank, community investment, retaining customers and acquiring new business increased $357,000, or 77%, compared to the second quarter a year ago which included the peak of the pandemic.
  Capital and deposit tax declined $698,000, or 57%, as the Company has transitioned to record Kentucky state income tax as a component of tax expense.
  Merger expenses totaled $18.1 million in the second quarter of 2021. Substantially all of the merger expenses related to the Kentucky Bancshares acquisition were recognized during the second quarter of 2021 and the Company expects remaining expenses will be minimal over the remainder of the year.
  During the second quarter of 2021, the Company paid off $14 million of term FHLB advances prior to their maturity and incurred an early termination fee of $474,000.

Financial Condition – June 30, 2021 Compared with June 30, 2020

Total loans increased $742 million year over year, or 21%, to $4.2 billion. Excluding the PPP loan portfolio, total loans increased $995 million, or 35%, during the year, with $487 million of growth in the commercial real estate portfolio, $108 million of growth in the commercial and industrial portfolio and $297 million of growth in residential real estate loans. Credit line usage improved during the second quarter, while remaining well below pre-pandemic levels.

The Company acquired nearly $400 million in securities related to the Kentucky Bancshares acquisition and sold approximately $92 million during the second quarter contributing significantly to the $522 million of growth in the portfolio over the past twelve months.

Asset quality, which has trended within a narrow range over the past several years, has remained solid. During the second quarter of 2021, the Company recorded net loan charge-offs of $2.7 million, primarily related to one commercial real estate relationship that had been fully reserved for in 2020. This compared to net loan recoveries of $15,000 in the second quarter of 2020. Non-performing loans were $13.9 million, or 0.36%(2), of total loans (excluding PPP) outstanding compared to $14.4 million, or 0.51%(2), of total loans (excluding PPP) outstanding at June 30, 2020.

Total deposits increased $1.5 billion, or 41%, from June 30, 2020 to June 30, 2021, with non-interest bearing deposits representing $539 million of the increase. Excluding deposits added from the Kentucky Bancshares acquisition, total deposits increased $512 million year over year, with non-interest bearing deposits representing $184 million of the increase. Both period end and average deposit balances ended at record levels at June 30, 2021. Federal programs such as the PPP and stimulus checks have boosted deposit balances.

At June 30, 2021, the Company remained “well capitalized,” the highest regulatory capital rating for financial institutions. Total equity to assets was 10.69% and the tangible common equity ratio was 8.57%(1) at June 30, 2021, compared to 9.69% and 9.39%(1), respectively, at June 30, 2020.

In June 2021, the Board of Directors continued the prior quarter dividend rate of $0.27 per common share. The Company will continue to evaluate dividend rate increases in relation to maintaining strong capital levels.

No shares were repurchased in the current year and approximately 741,000 shares remain eligible for repurchase under the current buy-back plan which expires in May 2023.

Results of Operations – Second Quarter 2021 Compared with First Quarter 2021

Net interest income increased $3.8 million, or 10%, over the prior quarter to $41.6 million, led by the acquisition, organic loan growth, PPP fee recognition and the continued decline in cost of funds.

As previously discussed, the Company recorded $4.1 million in provision for credit loss expense during the second quarter of 2021 compared to a $1.2 million benefit to provision for credit loss expense for loans in the prior quarter. In addition, consistent with improvement in underlying CECL model factors, a net benefit was recorded to provision for credit losses for off-balance sheet exposures of $550,000 and $275,000 in the second quarter of 2021 and first quarter of 2021, respectively.

Non-interest income increased $1.9 million, or 14%, to $15.8 million. Record wealth management and trust service fees, debit/credit card income and treasury management fees more than offset a modest second quarter reduction in mortgage banking and other non-interest income.

Non-interest expenses increased $23.2 million, or 93%, to $48.2 million with $20.4 million of the increase associated with the Kentucky Bancshares acquisition. Merger expenses totaled $18.1 million in the second quarter of 2021, compared to $400,000 of merger expenses in the prior quarter.

Compensation expense increased $2.9 million, to $15.7 million compared with the first quarter of 2021, due to the addition of 189 full time equivalent employees in association with the acquisition and additional incentive compensation accrued during the current quarter.

Financial Condition June 30, 2021, Compared with March 31, 2021

Total assets increased $1.3 billion on a linked quarter basis to $6.1 billion, reflecting the acquisition of Kentucky Bancshares, as well as significant increases in organic loans and investment securities.

Total loans increased $571 million on a linked quarter basis to $4.2 billion at quarter end and the deployment of excess liquidity combined with the addition of the Kentucky Bancshares securities portfolio led to a $335 million increase in securities. Total line of credit usage increased to 39% as of June 30, 2021, from 37% at March 31, 2021 with commercial and industrial line usage increasing meaningfully, but still well below pre-pandemic levels.

Total deposits increased $1.1 billion, or 25%, on a linked quarter basis due in part to the acquisition of Kentucky Bancshares, but also as a result of organic growth in deposit balances with both existing and new customers. Federal programs such as the PPP, stimulus checks and increased unemployment benefits have boosted deposit balances in 2021. Additionally, economic uncertainty surrounding the pandemic has resulted in a portion of the customer base maintaining generally higher deposit balances.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $6.1 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT.”

Forward-looking Statements

Certain statements contained in this communication, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, certain plans, expectations, goals, projections and benefits relating to the merger transaction between Stock Yards and Kentucky Bancshares, which are subject to numerous assumptions, risks and uncertainties. Words or phrases such as “anticipate,” “believe,” “aim,” “can,” “conclude,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “may,” “might,” “outlook,” “possible,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “will likely,” “would,” or the negative of these terms or other comparable terminology, as well as similar expressions, are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of the management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. In addition to factors disclosed in reports filed by Stock Yards with the SEC, risks and uncertainties for Stock Yards include but are not limited to: the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period; the risk that integration of Kentucky Bancshares’ operations with those of Stock Yards will be materially delayed or will be more costly or difficult than expected; diversion of management's attention from ongoing business operations and opportunities due to the merger; the challenges of integrating and retaining key employees; the effect of the announcement of the merger on the combined company's respective customer and employee relationships and operating results; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; dilution caused by Stock Yards’ issuance of additional shares of Stock Yards common stock in connection with the merger; the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and the business, results of operations and financial condition of the combined company; and general competitive, economic, political and market conditions and fluctuations. All forward-looking statements included in this communication are made as of the date hereof and are based on information available at that time. Except as required by law, Stock Yards assumes no obligation to update any forward-looking statement to reflect events or circumstances that occur after the date the forward-looking statements were made.

Please refer to Stock Yards’ Annual Report on Form 10-K for the year ended December 31, 2020, and its Quarterly Report on Form 10-Q for the three months ended March 31, 2021, as well as its other filings with the SEC for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2021 Earnings Release
(In thousands unless otherwise noted)
		Three Months Ended		Six Months Ended
		June 30,		June 30,
Income Statement Data		2021	2020	2021	2020

Net interest income, fully tax equivalent (3)		$41,661	$33,573	$79,535	$66,066
Interest income:
Loans		$40,095	$34,099	$77,095	$67,848
Federal funds sold and interest bearing due from banks		84	88	150	619
Mortgage loans held for sale		58	125	122	186
Securities		2,865	2,194	5,253	4,735
Total interest income		43,102	36,506	82,620	73,388
Interest expense:
Deposits		1,435	2,607	2,945	6,569
Securities sold under agreements to repurchase and other short-term borrowings		9	10	16	55
Federal Home Loan Bank (FHLB) advances		74	361	250	790
Total interest expense		1,518	2,978	3,211	7,414
Net interest income		41,584	33,528	79,409	65,974
Provision for credit losses (6)		4,147	7,025	2,672	12,950
Net interest income after provision for credit losses		37,437	26,503	76,737	53,024
Non-interest income:
Wealth management and trust services		6,858	5,726	13,106	11,944
Deposit service charges		1,233	800	2,177	2,083
Debit and credit card income		3,284	2,063	5,557	4,043
Treasury management fees		1,730	1,249	3,270	2,533
Mortgage banking income		1,303	1,622	2,747	2,468
Net investment product sales commissions and fees		545	391	1,009	857
Bank owned life insurance		206	176	367	355
Other		629	595	1,399	875
Total non-interest income		15,788	12,622	29,632	25,158
Non-interest expenses:
Compensation		15,680	11,763	28,507	23,996
Employee benefits		3,367	2,871	6,628	6,038
Net occupancy and equipment		2,244	2,037	4,289	3,868
Technology and communication		2,670	1,999	5,016	4,062
Debit and credit card processing		976	603	1,681	1,259
Marketing and business development		822	465	1,346	1,025
Postage, printing and supplies		460	442	869	883
Legal and professional		666	628	1,128	1,251
FDIC Insurance		349	330	754	459
Amortization of investments in tax credit partnerships		231	53	262	89
Capital and deposit based taxes		527	1,225	985	2,255
Merger expenses		18,100	-	18,500	-
Federal Home Loan Bank early termination penalty		474	-	474	-
Other		1,611	993	2,711	1,799
Total non-interest expenses		48,177	23,409	73,150	46,984
Income before income tax expense		5,048	15,716	33,219	31,198
Income tax expense		864	2,348	6,325	4,598
Net income		$4,184	$13,368	$26,894	$26,600

Net income per share - Basic		$0.17	$0.59	$1.14	$1.18
Net income per share - Diluted		0.17	0.59	1.13	1.17
Cash dividend declared per share		0.27	0.27	0.54	0.54

Weighted average shares - Basic		24,140	22,560	23,489	22,538
Weighted average shares - Diluted		24,379	22,739	23,731	22,737

				June 30,
Balance Sheet Data				2021	2020

Loans				$4,206,392	$3,464,077
Allowance for credit losses on loans				59,424	47,708
Total assets				6,088,072	4,334,533
Non-interest bearing deposits				1,743,953	1,205,253
Interest bearing deposits				3,516,153	2,521,903
FHLB advances				10,000	61,432
Stockholders' equity				651,089	420,231
Total shares outstanding				26,588	22,667
Book value per share (1)				$24.49	$18.54
Tangible common equity per share (1)				19.16	17.89
Market value per share				50.89	40.20

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2021 Earnings Release

		Three Months Ended		Six Months Ended
		June 30,		June 30,
Average Balance Sheet Data		2021	2020	2021	2020

Federal funds sold and interest bearing due from banks		$313,954	$285,617	$274,880	$227,090
Mortgage loans held for sale		8,678	18,010	11,632	11,481
Available for sale debt securities		793,696	412,368	727,801	429,525
FHLB stock		11,924	11,284	11,285	11,284
Loans		3,844,662	3,396,767	3,725,871	3,144,218
Total interest earning assets		4,972,914	4,124,046	4,751,469	3,823,598
Total assets		5,226,654	4,317,430	4,970,172	4,013,775
Interest bearing deposits		3,055,360	2,500,315	2,936,334	2,408,545
Total deposits		4,552,583	3,713,451	4,324,647	3,416,847
Securities sold under agreement to repurchase and other short term borrowings		66,591	49,940	61,592	46,840
FHLB advances		19,135	63,896	24,174	68,918
Total interest bearing liabilities		3,141,086	2,614,151	3,022,100	2,524,303
Total stockholders' equity		516,427	416,920	480,822	410,311

Performance Ratios
Annualized return on average assets (7)		0.32%	1.25%	1.09%	1.33%
Annualized return on average equity (7)		3.25%	12.90%	11.28%	13.04%
Net interest margin, fully tax equivalent		3.36%	3.27%	3.38%	3.47%
Non-interest income to total revenue, fully tax equivalent		27.48%	27.32%	27.14%	27.58%
Efficiency ratio, fully tax equivalent (4)		83.86%	50.67%	67.01%	51.50%

Capital Ratios
Total stockholders' equity to total assets (1)				10.69%	9.69%
Tangible common equity to tangible assets (1)				8.57%	9.39%
Average stockholders' equity to average assets				9.67%	10.22%
Total risk-based capital				12.80%	13.50%
Common equity tier 1 risk-based capital				11.79%	12.39%
Tier 1 risk-based capital				11.79%	12.39%
Leverage				10.26%	9.50%

Loan Segmentation
Commercial real estate - non-owner occupied				$1,170,461	$815,464
Commercial real estate - owner occupied				604,120	472,457
Commercial and industrial				872,306	764,480
Commercial and industrial - PPP				377,021	630,082
Residential real estate - owner occupied				377,783	215,891
Residential real estate - non-owner occupied				273,782	139,121
Construction and land development				281,149	255,447
Home equity lines of credit				142,468	103,672
Consumer				78,171	43,758
Leases				14,171	14,843
Credit cards - commercial				14,960	8,862
Total loans and leases				$4,206,392	$3,464,077

Asset Quality Data
Non-accrual loans				$12,814	$14,262
Troubled debt restructurings				14	45
Loans past due 90 days or more and still accruing				1,050	48
Total non-performing loans				13,878	14,355
Other real estate owned				648	493
Total non-performing assets				$14,526	$14,848
Non-performing loans to total loans (2)				0.33%	0.41%
Non-performing assets to total assets				0.24%	0.34%
Allowance for credit losses on loans to total loans (2)				1.41%	1.38%
Allowance for credit losses on loans to average loans				1.59%	1.52%
Allowance for credit losses on loans to non-performing loans				428%	332%
Net (charge-offs) recoveries		$(2,743)	$15	$(2,749)	$(39)
Net (charge-offs) recoveries to average loans (5)		-0.07%	0.00%	-0.07%	0.00%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2021 Earnings Release

	Quarterly Comparison
Income Statement Data	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20

Net interest income, fully tax equivalent (3)	$41,661	$37,874	$36,301	$33,768	$33,573
Net interest income	$41,584	$37,825	$36,252	$33,695	$33,528
Provision for credit losses (6)	4,147	(1,475)	500	4,968	7,025
Net interest income after provision for credit losses	37,437	39,300	35,752	28,727	26,503
Non-interest income:
Wealth management and trust services	6,858	6,248	5,805	5,657	5,726
Deposit service charges	1,233	944	1,080	998	800
Debit and credit card income	3,284	2,273	2,219	2,218	2,063
Treasury management fees	1,730	1,540	1,506	1,368	1,249
Mortgage banking income	1,303	1,444	1,708	1,979	1,622
Net investment product sales commissions and fees	545	464	487	431	391
Bank owned life insurance	206	161	166	172	176
Other	629	770	727	220	595
Total non-interest income	15,788	13,844	13,698	13,043	12,622
Non-interest expenses:
Compensation	15,680	12,827	14,072	13,300	11,763
Employee benefits	3,367	3,261	2,173	2,853	2,871
Net occupancy and equipment	2,244	2,045	2,137	2,177	2,037
Technology and communication	2,670	2,346	2,347	2,323	1,999
Debit and credit card processing	976	705	698	649	603
Marketing and business development	822	524	835	523	465
Postage, printing and supplies	460	409	423	472	442
Legal and professional	666	462	597	544	628
FDIC Insurance	349	405	323	435	330
Amortization of investments in tax credit partnerships	231	31	2,955	52	53
Capital and deposit based taxes	527	458	1,055	1,076	1,225
Merger expenses	18,100	400	-	-	-
Federal Home Loan Bank early termination penalty	474	-	-	-	-
Other	1,611	1,100	1,414	1,242	993
Total non-interest expenses	48,177	24,973	29,029	25,646	23,409
Income before income tax expense	5,048	28,171	20,421	16,124	15,716
Income tax expense	864	5,461	2,685	1,591	2,348
Net income	$4,184	$22,710	$17,736	$14,533	$13,368

Net income per share - Basic	$0.17	$1.00	$0.79	$0.64	$0.59
Net income per share - Diluted	0.17	0.99	0.78	0.64	0.59
Cash dividend declared per share	0.27	0.27	0.27	0.27	0.27

Weighted average shares - Basic	24,140	22,622	22,593	22,582	22,560
Weighted average shares - Diluted	24,379	22,865	22,794	22,802	22,739

	Quarterly Comparison
Balance Sheet Data	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20

Cash and due from banks	$58,477	$43,061	$43,179	$49,517	$46,362
Federal funds sold and interest bearing due from banks	481,716	289,920	274,766	241,486	178,032
Mortgage loans held for sale	5,420	6,579	22,547	23,611	17,364
Available for sale debt securities	1,006,908	672,167	586,978	429,184	485,249
FHLB stock	14,475	10,228	11,284	11,284	11,284
Loans	4,206,392	3,635,156	3,531,596	3,472,481	3,464,077
Allowance for credit losses on loans	59,424	50,714	51,920	50,501	47,708
Total assets	6,088,072	4,794,075	4,608,629	4,365,129	4,334,533
Non-interest bearing deposits	1,743,953	1,370,183	1,187,057	1,180,001	1,205,253
Interest bearing deposits	3,516,153	2,829,779	2,801,577	2,574,517	2,521,903
Securities sold under agreements to repurchase	63,942	51,681	47,979	40,430	42,722
Federal funds purchased	10,947	8,642	11,464	9,179	8,401
FHLB advances	10,000	24,180	31,639	56,536	61,432
Stockholders' equity	651,089	443,232	440,701	428,598	420,231
Total shares outstanding	26,588	22,781	22,692	22,692	22,667
Book value per share (1)	$24.49	$19.46	$19.42	$18.89	$18.54
Tangible common equity per share (1)	19.16	18.82	18.78	18.25	17.89
Market value per share	50.89	51.06	40.48	34.04	40.20

Capital Ratios
Total stockholders' equity to total assets (1)	10.69%	9.25%	9.56%	9.82%	9.69%
Tangible common equity to tangible assets (1)	8.57%	8.97%	9.28%	9.52%	9.39%
Average stockholders' equity to average assets	9.88%	9.44%	9.61%	9.85%	9.66%
Total risk-based capital	12.80%	13.39%	13.36%	13.79%	13.50%
Common equity tier 1 risk-based capital	11.79%	12.32%	12.23%	12.61%	12.39%
Tier 1 risk-based capital	11.79%	12.32%	12.23%	12.61%	12.39%
Leverage	10.26%	9.46%	9.57%	9.70%	9.50%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2021 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20

Federal funds sold and interest bearing due from banks	$313,954	$235,370	$271,277	$194,100	$285,617
Mortgage loans held for sale	8,678	14,618	28,951	28,520	18,010
Available for sale debt securities	793,696	661,175	510,677	442,089	412,368
Loans	3,844,662	3,605,760	3,483,298	3,444,407	3,396,767
Total interest earning assets	4,972,914	4,527,563	4,305,487	4,120,400	4,124,046
Total assets	5,226,654	4,710,836	4,512,874	4,325,500	4,317,430
Interest bearing deposits	3,055,360	2,815,986	2,689,103	2,521,838	2,500,315
Total deposits	4,552,583	4,094,179	3,888,247	3,707,845	3,713,451
Securities sold under agreement to repurchase	66,591	56,536	55,825	49,709	49,940
FHLB advances	19,135	29,270	48,771	59,487	63,896
Total interest bearing liabilities	3,141,086	2,901,792	2,793,699	2,631,034	2,614,151
Total stockholders' equity	516,427	444,821	433,596	426,049	416,920

Performance Ratios
Annualized return on average assets (7)	0.32%	1.96%	1.56%	1.34%	1.25%
Annualized return on average equity (7)	3.25%	20.71%	16.27%	13.57%	12.90%
Net interest margin, fully tax equivalent	3.36%	3.39%	3.35%	3.26%	3.27%
Non-interest income to total revenue, fully tax equivalent	27.48%	26.77%	27.40%	27.86%	27.32%
Efficiency ratio, fully tax equivalent (4)	83.86%	48.29%	58.06%	54.79%	50.67%

Loans Segmentation
Commercial real estate - non-owner occupied	$1,170,461	$876,523	$833,470	$828,328	$815,464
Commercial real estate - owner occupied	604,120	527,316	508,672	492,825	472,457
Commercial and industrial	872,306	769,773	802,422	731,850	764,480
Commercial and industrial - PPP	377,021	612,885	550,186	642,056	630,082
Residential real estate - owner occupied	377,783	262,516	239,191	211,984	215,891
Residential real estate - non-owner occupied	273,782	136,380	140,930	143,149	139,121
Construction and land development	281,149	281,815	291,764	257,875	255,447
Home equity lines of credit	142,468	91,233	95,366	97,150	103,672
Consumer	78,171	51,058	44,606	44,161	43,758
Leases	14,171	14,115	14,786	13,981	14,843
Credit cards - commercial	14,960	11,542	10,203	9,122	8,862
Total loans and leases	$4,206,392	$3,635,156	$3,531,596	$3,472,481	$3,464,077

Asset Quality Data
Non-accrual loans	$12,814	$12,913	$12,514	$12,358	$14,262
Troubled debt restructurings	14	15	16	18	45
Loans past due 90 days or more and still accruing	1,050	1,377	649	1,152	48
Total non-performing loans	13,878	14,305	13,179	13,528	14,355
Other real estate owned	648	281	281	612	493
Total non-performing assets	$14,526	$14,586	$13,460	$14,140	$14,848
Non-performing loans to total loans (2)	0.33%	0.39%	0.37%	0.39%	0.41%
Non-performing assets to total assets	0.24%	0.30%	0.29%	0.32%	0.34%
Allowance for credit losses on loans to total loans (2)	1.41%	1.40%	1.47%	1.45%	1.38%
Allowance for credit losses on loans to average loans	1.55%	1.41%	1.49%	1.47%	1.40%
Allowance for credit losses on loans to non-performing loans	428%	355%	394%	373%	332%
Net (charge-offs) recoveries	$(2,743)	$(6)	$19	$(1,625)	$15
Net (charge-offs) recoveries to average loans (5)	-0.07%	0.00%	0.00%	-0.05%	0.00%

Other Information
Total assets under management (in millions)	$4,440	$3,989	$3,852	$3,414	$3,204
Full-time equivalent employees	823	638	641	626	620

(1) - The following table provides a reconciliation of total stockholders’ equity in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:
	Quarterly Comparison
(In thousands, except per share data)	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20

Total stockholders' equity - GAAP (a)	$651,089	$443,232	$440,701	$428,598	$420,231
Less: Goodwill	(136,529)	(12,513)	(12,513)	(12,513)	(12,513)
Less: Core deposit intangible	(5,162)	(1,885)	(1,962)	(2,042)	(2,122)
Tangible common equity - Non-GAAP (c)	$509,398	$428,834	$426,226	$414,043	$405,596

Total assets - GAAP (b)	$6,088,072	$4,794,075	$4,608,629	$4,365,129	$4,334,533
Less: Goodwill	(136,529)	(12,513)	(12,513)	(12,513)	(12,513)
Less: Core deposit intangible	(5,162)	(1,885)	(1,962)	(2,042)	(2,122)
Tangible assets - Non-GAAP (d)	$5,946,381	$4,779,677	$4,594,154	$4,350,574	$4,319,898

Total stockholders' equity to total assets - GAAP (a/b)	10.69%	9.25%	9.56%	9.82%	9.69%
Tangible common equity to tangible assets - Non-GAAP (c/d)	8.57%	8.97%	9.28%	9.52%	9.39%

Total shares outstanding (e)	26,588	22,781	22,692	22,692	22,667

Book value per share - GAAP (a/e)	$24.49	$19.46	$19.42	$18.89	$18.54
Tangible common equity per share - Non-GAAP (c/e)	19.16	18.82	18.78	18.25	17.89

(2) - Allowance for credit losses on loans to total non-PPP loans represents the allowance for credit losses on loans, divided by total loans less PPP loans. Non-performing loans to total non-PPP loans represents non-performing loans, divided by total loans less PPP loans. Bancorp believes these non-GAAP disclosures are important because they provide a comparable ratio after eliminating the PPP loans, which are fully guaranteed by the U.S. SBA and have not been allocated for within the allowance for credit losses on loans and are not at risk of non-performance.
	Quarterly Comparison
(Dollars in thousands)	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20

Total Loans - GAAP (a)	$4,206,392	$3,635,156	$3,531,596	$3,472,481	$3,464,077
Less: PPP loans	(377,021)	(612,885)	(550,186)	(642,056)	(630,082)
Total non-PPP Loans - Non-GAAP (b)	3,829,371	3,022,271	2,981,410	2,830,425	2,833,995

Allowance for credit losses on loans (c)	$59,424	$50,714	$51,920	$50,501	$47,708
Non-performing loans (d)	13,878	14,305	13,179	13,528	14,355

Allowance for credit losses on loans to total loans - GAAP (c/a)	1.41%	1.40%	1.47%	1.45%	1.38%
Allowance for credit losses on loans to total loans - Non-GAAP (c/b)	1.55%	1.68%	1.74%	1.78%	1.68%

Non-performing loans to total loans - GAAP (d/a)	0.33%	0.39%	0.37%	0.39%	0.41%
Non-performing loans to total loans - Non-GAAP (d/b)	0.36%	0.47%	0.44%	0.48%	0.51%

(3) - Interest income on a FTE basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(4) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of net interest income (FTE) and non-interest income. The ratio excludes net gains (losses) on sales, calls, and impairment of investment securities, if applicable. In addition to the efficiency ratio presented, Bancorp considers an adjusted efficiency ratio to be important because it provides a comparable ratio after eliminating the fluctuation in non-interest expenses related to amortization of investments in tax credit partnerships and non-recurring merger expenses.
	Quarterly Comparison
(Dollars in thousands)	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20

Total non-interest expenses - GAAP (a)	$48,177	$24,973	$29,029	$25,646	$23,409
Less: Non-recurring merger expenses	(18,100)	(400)	-	-	-
Less: Amortization of investments in tax credit partnerships	(231)	(31)	(2,955)	(52)	(53)
Total non-interest expenses - Non-GAAP (c)	$29,846	$24,542	$26,074	$25,594	$23,356

Total net interest income, fully tax equivalent	$41,661	$37,874	$36,301	$33,768	$33,573
Total non-interest income	15,788	13,844	13,698	13,043	12,622
Less: Gain/loss on sale of securities	-	-	-	-	-
Total revenue - GAAP (b)	$57,449	$51,718	$49,999	$46,811	$46,195

Efficiency ratio - GAAP (a/b)	83.86%	48.29%	58.06%	54.79%	50.67%
Efficiency ratio - Non-GAAP (c/b)	51.95%	47.45%	52.15%	54.68%	50.56%

(5) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.

(6) - Effective for the three month period ended March 31, 2020, the Company has reclassified credit loss expense for off-balance sheet exposures from non-interest expense to provision for credit losses and combined this with the provision for losses on loans on the face of the income statement.
	Quarterly Comparison
(in thousands)	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20

Provision for credit losses - loans	$4,697	$(1,200)	$1,400	$4,418	$5,550
Provision for credit losses - off balance sheet exposures	(550)	(275)	(900)	550	1,475
Total provision for credit losses	4,147	(1,475)	500	4,968	7,025

(7) - Return on average assets equals net income divided by total average assets, annualized to reflect a full year return on average assets. Similarly, return on average equity equals net income divided by total average equity, annualized to reflect a full year return on average equity. As a result of the substantial impact that non-recurring items related to the Kentucky Bancshares acquisition had on results for the three and six months ended June 30, 2021, Bancorp considers adjusted return on average assets and return on average equity ratios important as they reflect performance after removing certain merger expenses and purchase accounting adjustments.
	Quarterly Comparison
(Dollars in thousands)	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20

Net income, as reported (a)	$4,184	$22,710	$17,736	$14,533	$13,368
Add: Non-recurring merger expenses	18,100	400	-	-	-
Add: Provision for credit losses on non-PCD loans	7,397	-	-	-	-
Less: Tax effect of adjustments to net income	(5,354)	(84)	-	-	-
Total net income - Non-GAAP (b)	$24,327	$23,026	$17,736	$14,533	$13,368

Total average assets (c)	$5,226,654	$4,710,836	$4,512,874	$4,325,500	$4,317,430

Total average equity (d )	516,427	444,821	433,596	426,049	416,920

Return on average assets - GAAP (a/c)	0.32%	1.96%	1.56%	1.34%	1.25%
Return on average assets - Non-GAAP (b/c)	1.87%	1.98%	1.56%	1.34%	1.25%

Return on average equity - GAAP (a/d)	3.25%	20.71%	16.27%	13.57%	12.90%
Return on average equity - Non-GAAP (b/d)	18.89%	20.71%	16.27%	13.57%	12.90%

Contact:
T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890